Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
First Quarter 2017 Results

HOLLAND, Mich. (April 27, 2017) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the first quarter of 2017, reflecting continued strong financial performance.

●	Net income of $4.5 million in first quarter 2017, up 28% from $3.5 million in first quarter 2016
●	Increased revenue on reduced expenses
●	Net interest income up $845,000 for first quarter 2017 compared to first quarter 2016
●	Net interest margin up 17 basis points from first quarter 2016
●	Noninterest expense down $663,000, or 6%, in first quarter 2017 compared to first quarter 2016
●	Strong commercial loan production volume of $60.4 million – up from $54.7 million in first quarter 2016
●	Past due loans remained at very low levels - only 0.07% of total loans at end of first quarter 2017
●	Favorable loan collection results – nine consecutive quarters of net recoveries

Macatawa reported net income of $4.5 million, or $0.13 per diluted share, in the first quarter 2017 compared to $3.5 million, or $0.10 per diluted share, in the first quarter 2016.

"We are pleased to report strong performance for the first quarter of 2017,” said Ronald L. Haan, President and CEO of the Company.  “Revenue growth, including higher net interest income, along with lower operating expenses and continued strong asset quality resulted in a 28 percent increase in net income compared to the first quarter of 2016.  Net interest income and other noninterest income, on a combined basis, increased by $468,000 over the prior year while noninterest expenses declined by $663,000.  Asset quality remained strong and we have now achieved nine consecutive quarters of net recoveries.  We continue to execute on our strategy to drive profitable growth.”

Mr. Haan concluded:  "We are encouraged by the improvement in net interest income, which has benefitted from growth in average loan portfolio balances as well as the recent increases in short term rates by the Federal Reserve.  We remain well positioned to benefit from future rate increases.  As we look to the remainder of 2017, we intend to continue to drive quality loan portfolio growth, increase revenue and manage expenses.”

Macatawa Bank Corporation 1Q Results / page 2 of 5

Operating Results
Net interest income for the first quarter 2017 totaled $12.6 million, an increase of $291,000 from the fourth quarter 2016 and an increase of $845,000 from the first quarter 2016.  Net interest margin was 3.26 percent, up 9 basis points from the fourth quarter 2016, and up 17 basis points from the first quarter 2016.  Net interest income for the first quarter 2017 benefitted from a payoff of a loan that had been on nonaccrual, resulting in recognition of $267,000 in interest income that had been deferred.

Average interest earning assets for the first quarter 2017 increased $13.5 million from the fourth quarter 2016 and were up $40.6 million from the first quarter 2016.

Non-interest income decreased $625,000 in the first quarter 2017 compared to the fourth quarter 2016 and decreased $377,000 from the first quarter 2016.  These fluctuations were primarily driven by gains on sales of mortgage loans.  The increase in rates in the fourth quarter of 2016 as well as seasonality of residential mortgage lending contributed to the decrease in activity.  Gains on sales of mortgage loans in the first quarter 2017 were down $361,000 compared to the fourth quarter 2016 and down $59,000 from the first quarter 2016.  The Bank originated $17.0 million in loans for sale in the first quarter 2017 compared to $27.3 million in loans for sale in the fourth quarter 2016 and $18.9 million in loans for sale in the first quarter 2016.  Also contributing to non-interest income in the first quarter of 2016 was a higher level of earnings from bank owned life insurance due to receipt of a death benefit payout in the quarter.

Non-interest expense was $10.9 million for the first quarter 2017, compared to $11.5 million for the fourth quarter 2016 and $11.6 million for the first quarter 2016.  The largest fluctuations in non-interest expense related to salaries and benefit expenses and  costs associated with the administration and disposition of problem loans and non-performing assets.  Salaries and benefit expenses were down $346,000 compared to the fourth quarter 2016 and were down $188,000 compared to the first quarter 2016.  These costs were down partially due to lower medical benefit expenses from lower actual claims experienced and less variable based compensation due to lower mortgage production and brokerage volume.  Nonperforming asset expenses decreased $5,000 compared to the fourth quarter 2016 and decreased $316,000 compared to the first quarter 2016 due to continued reductions in the level of foreclosed properties.  Other categories of non-interest expense were relatively flat compared to the fourth quarter 2016 and the first quarter 2016.

Federal income tax expense was $2.0 million for the first quarter 2017 compared to $1.8 million for the fourth quarter 2016 and $1.4 million for the first quarter 2016.  The effective tax rate was 30.6% for the first quarter 2017, compared to 30.5% for the fourth quarter 2016 and 28.6% for the first quarter 2016.  The lower effective tax rate in the first quarter 2016 was due to the elevated level of earnings on bank owned life insurance during the quarter due to the payment of a death benefit.

Macatawa Bank Corporation 1Q Results / page 3 of 5

Asset Quality
As a result of the consistent improvements in nonperforming loans and past due loans over the past several quarters, the reduction in historical loan loss ratios, and net loan recoveries experienced in the first quarter 2017, a negative provision for loan losses of $500,000 was recorded in the first quarter 2017.  Net loan recoveries for the first quarter 2017 were $234,000, compared to fourth quarter 2016 net loan recoveries of $364,000 and first quarter 2016 net loan recoveries of $148,000.  The Company has experienced net loan recoveries in each of the past nine quarters, and in fourteen of the past fifteen quarters. Total loans past due on payments by 30 days or more amounted to $915,000 at March 31, 2017, down 37 percent from $1.4 million at December 31, 2016 and up 15 percent from $796,000 at March 31, 2016.  Delinquency as a percentage of total loans was 0.07 percent at March 31, 2017.

The allowance for loan losses of $16.7 million was 1.32 percent of total loans at March 31, 2017, compared to 1.32 percent of total loans at December 31, 2016, and 1.41 percent at March 31, 2016.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 4,163.34 percent as of March 31, 2017, compared to 5,564.00 percent at December 31, 2016, and 4,011.48 percent at March 31, 2016.

At March 31, 2017, the Company's nonperforming loans had declined to $401,000, representing 0.03 percent of total loans.  This compares to $300,000 (0.02 percent of total loans) at December 31, 2016 and $427,000 (0.04 percent of total loans) at March 31, 2016.  Other real estate owned and repossessed assets were $12.1 million at March 31, 2017, compared to $12.3 million at December 31, 2016 and $16.2 million at March 31, 2016. Total nonperforming assets, including other real estate owned and nonperforming loans, have decreased by $4.1 million, or 25.0 percent, from March 31, 2016 to March 31, 2017.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Mar 31, 2017	Dec 31, 2016	Sept 30, 2016	Jun 30, 2016	Mar 31, 2016

Commercial Real Estate	$252	$183	$192	$291	$312
Commercial and Industrial	127	36	9	26	79
Total Commercial Loans	379	219	201	317	391
Residential Mortgage Loans	2	58	2	2	2
Consumer Loans	20	23	30	31	34
Total Non-Performing Loans	$401	$300	$233	$350	$427

Total non-performing assets were $12.5 million, or 0.71 percent of total assets, at March 31, 2017.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Mar 31, 2017	Dec 31, 2016	Sept 30, 2016	Jun30, 2017	Mar 31, 2016

Non-Performing Loans	$401	$300	$233	$350	$427
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	12,074	12,253	13,110	14,066	16,162
Total Non-Performing Assets	$12,475	$12,553	$13,343	$14,416	$16,589

Macatawa Bank Corporation 1Q Results / page 4 of 5

Balance Sheet, Liquidity and Capital
Total assets were $1.75 billion at March 31, 2017, an increase of $7.8 million from $1.74 billion at December 31, 2016 and an increase of $108.9 million from $1.64 billion at March 31, 2016.  Year end assets typically increase due to year end seasonal inflow of business and municipal deposits.   Total loans were $1.27 billion at March 31, 2017, a decrease of $14.7 million from $1.28 billion at December 31, 2016 and an increase of $50.0 million from $1.22 billion at March 31, 2016.

Commercial loans increased by $56.8 million from March 31, 2016 to March 31, 2017, partially offset by a decrease of $6.8 million in our residential mortgage and consumer loan portfolios.  Commercial real estate loans decreased by $7.9 million while commercial and industrial loans increased by $64.7 million during the same period.

While total loans decreased during the first quarter of 2017, commercial loan production volume was strong and increased from production volume in the first quarter of 2016.  The following table shows a breakout of our commercial loan activity:

Dollars in 000s	1st Qtr 2017	4th Qtr 2016	3rd Qtr 2016	2nd Qtr 2016	1st Qtr 2016

Commerical loans originated	$60,356	$78,398	$61,112	$34,892	$54,673
Repayments of commercial loans	(58,600)	(40,768)	(35,869)	(21,389)	(43,347)
Change in undist.–available credit	(6,960)	6,523	3,494	164	8,045
Net change in commercial loans	$(5,204)	$44,153	$28,737	$13,667	$19,371

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Mar 31, 2017	Dec 31, 2016	Sept 30, 2016	Jun 30, 2016	Mar 31, 2016

Construction and Development	$78,910	$79,596	$76,077	$74,339	$73,621
Other Commercial Real Estate	429,898	438,385	423,991	439,036	443,095
Commercial Loans Secured by Real Estate	508,808	517,981	500,068	513,375	516,716
Commercial and Industrial	453,311	449,342	423,102	381,058	388,625
Total Commercial Loans	$962,119	$967,323	$923,170	$894,433	$905,341

Residential Developer Loans (a)	$24,662	$26,003	$26,890	$29,771	$28,521

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate.

Total deposits were $1.43 billion at March 31, 2017, down $15.6 million from $1.45 billion at December 31, 2016 and were up $92.3 million, or 6.9 percent, from $1.34 billion at March 31, 2016.  The decrease in total deposits from December 31, 2016 was primarily in demand deposits and money market deposits for municipal and business customers deploying their seasonal increase of year-end deposits in the first quarter of 2017.  The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Macatawa Bank Corporation 1Q Results / page 5 of 5

The Bank's risk-based regulatory capital ratios were higher at March 31, 2017 compared to March 31, 2016 and December 31, 2016 due to earnings growth, and continue to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at March 31, 2017.

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for the past five consecutive years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2016.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

EARNINGS SUMMARY	1st Qtr 2017	4th Qtr 2016	1st Qtr 2016
Total interest income	$13,848	$13,496	$13,008
Total interest expense	1,265	1,204	1,270
Net interest income	12,583	12,292	11,738
Provision for loan losses	(500)	(250)	(100)
Net interest income after provision for loan losses	13,083	12,542	11,838

NON-INTEREST INCOME
Deposit service charges	1,060	1,113	1,047
Net gains on mortgage loans	428	789	487
Trust fees	778	810	708
Other	1,965	2,144	2,366
Total non-interest income	4,231	4,856	4,608

NON-INTEREST EXPENSE
Salaries and benefits	5,999	6,345	6,187
Occupancy	1,026	1,005	982
Furniture and equipment	732	780	865
FDIC assessment	136	140	251
Problem asset costs, including losses	95	100	411
Other	2,900	3,118	2,855
Total non-interest expense	10,888	11,488	11,551
Income before income tax	6,426	5,910	4,895
Income tax expense	1,966	1,802	1,400
Net income	$4,460	$4,108	$3,495

Basic earnings per common share	$0.13	$0.12	$0.10
Diluted earnings per common share	$0.13	$0.12	$0.10
Return on average assets	1.05%	0.97%	0.84%
Return on average equity	10.86%	10.08%	9.06%
Net interest margin (fully taxable equivalent)	3.26%	3.17%	3.09%
Efficiency ratio	64.76%	66.99%	70.67%

BALANCE SHEET DATA Assets	March 31 2017	December 31 2016	March 31 2016

Cash and due from banks	$30,631	$27,690	$22,499
Federal funds sold and other short-term investments	83,118	62,129	72,104
Securities available for sale	184,605	184,433	168,041
Securities held to maturity	68,473	69,378	51,303
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	2,767	2,181	2,259
Total loans	1,266,128	1,280,812	1,216,184
Less allowance for loan loss	16,696	16,962	17,129
Net loans	1,249,432	1,263,850	1,199,055
Premises and equipment, net	49,832	50,026	50,944
Bank-owned life insurance	39,524	39,274	28,784
Other real estate owned	12,074	12,253	16,162
Other assets	16,839	18,241	17,276

Total Assets	$1,748,853	$1,741,013	$1,639,985

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$466,415	$501,478	$424,356
Interest-bearing deposits	966,731	947,246	916,478
Total deposits	1,433,146	1,448,724	1,340,834
Other borrowed funds	102,785	84,173	94,840
Long-term debt	41,238	41,238	41,238
Other liabilities	5,539	4,639	7,832
Total Liabilities	1,582,708	1,578,774	1,484,744

Shareholders' equity	166,145	162,239	155,241

Total Liabilities and Shareholders' Equity	$1,748,853	$1,741,013	$1,639,985

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly

	1st Qtr 2017	4th Qtr 2016	3rd Qtr 2016	2nd Qtr 2016	1st Qtr 2016
EARNINGS SUMMARY
Net interest income	$12,583	$12,292	$11,902	$11,608	$11,738
Provision for loan losses	(500)	(250)	(250)	(750)	(100)
Total non-interest income	4,231	4,856	5,075	4,536	4,608
Total non-interest expense	10,888	11,488	11,273	11,470	11,551
Federal income tax expense	1,966	1,802	1,350	1,679	1,400
Net income	$4,460	$4,108	$4,604	$3,745	$3,495

Basic earnings per common share	$0.13	$0.12	$0.14	$0.11	$0.10
Diluted earnings per common share	$0.13	$0.12	$0.14	$0.11	$0.10

MARKET DATA
Book value per common share	$4.89	$4.78	$4.78	$4.67	$4.58
Tangible book value per common share	$4.89	$4.78	$4.78	$4.67	$4.58
Market value per common share	$9.88	$10.41	$7.99	$7.42	$6.25
Average basic common shares	33,941,010	33,920,535	33,921,599	33,922,506	33,925,113
Average diluted common shares	33,948,584	33,923,371	33,921,599	33,922,506	33,925,113
Period end common shares	33,944,788	33,940,788	33,920,740	33,922,289	33,925,113

PERFORMANCE RATIOS
Return on average assets	1.05%	0.97%	1.10%	0.91%	0.84%
Return on average equity	10.86%	10.08%	11.50%	9.56%	9.06%
Net interest margin (fully taxable equivalent)	3.26%	3.17%	3.08%	3.08%	3.09%
Efficiency ratio	64.76%	66.99%	66.40%	71.05%	70.67%
Full-time equivalent employees (period end)	338	342	337	343	338

ASSET QUALITY
Gross charge-offs	$26	$47	$46	$36	$76
Net charge-offs	$(234)	$(364)	$(138)	$(580)	$(148)
Net charge-offs to average loans (annualized)	-0.07%	-0.12%	-0.05%	-0.19%	-0.05%
Nonperforming loans	$401	$300	$233	$350	$427
Other real estate and repossessed assets	$12,074	$12,253	$13,110	$14,066	$16,162
Nonperforming loans to total loans	0.03%	0.02%	0.02%	0.03%	0.04%
Nonperforming assets to total assets	0.71%	0.72%	0.81%	0.87%	1.01%
Allowance for loan losses	$16,696	$16,962	$16,847	$16,959	$17,129
Allowance for loan losses to total loans	1.32%	1.32%	1.36%	1.40%	1.41%
Allowance for loan losses to nonperforming loans	4163.34%	5654.00%	7230.47%	4845.43%	4011.48%

CAPITAL
Average equity to average assets	9.63%	9.62%	9.53%	9.47%	9.27%
Common equity tier 1 to risk weighted assets (Consolidated)	11.28%	11.03%	11.30%	11.14%	10.95%
Tier 1 capital to average assets (Consolidated)	12.11%	12.01%	11.97%	11.93%	11.69%
Total capital to risk-weighted assets (Consolidated)	15.12%	14.88%	15.30%	15.18%	15.01%
Common equity tier 1 to risk weighted assets (Bank)	13.60%	13.35%	13.71%	13.59%	13.41%
Tier 1 capital to average assets (Bank)	11.79%	11.69%	11.64%	11.61%	11.38%
Total capital to risk-weighted assets (Bank)	14.73%	14.49%	14.90%	14.80%	14.63%
Tangible common equity to assets	9.51%	9.33%	9.82%	9.52%	9.47%

END OF PERIOD BALANCES
Total portfolio loans	$1,266,128	$1,280,812	$1,236,395	$1,211,844	$1,216,184
Earning assets	1,617,331	1,612,533	1,514,797	1,539,877	1,518,752
Total assets	1,748,853	1,741,013	1,653,686	1,666,547	1,639,985
Deposits	1,433,146	1,448,724	1,358,627	1,355,078	1,340,834
Total shareholders' equity	166,145	162,239	162,245	158,462	155,241

AVERAGE BALANCES
Total portfolio loans	$1,264,835	$1,245,093	$1,215,953	$1,212,836	$1,202,682
Earning assets	1,579,758	1,566,238	1,555,550	1,531,535	1,539,166
Total assets	1,706,643	1,696,007	1,680,097	1,654,325	1,663,590
Deposits	1,397,596	1,401,186	1,377,462	1,346,703	1,365,881
Total shareholders' equity	164,317	163,092	160,196	156,664	154,244